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EXHIBIT (a)(1)(viii)

Internal Post

To: Eligible IDT Employees
From: Mika Murakami, Treasurer
Date: [November 23, 2002]

Dear IDT Employee:

        There are less than two weeks left for you to elect to exchange your stock options under IDT's Stock Option Exchange Program.

        Reminder: If you wish to participate in this program, your Election Concerning Exchange of Stock Options form must be received by the Stock Administration Department in the Santa Clara office no later than 9:00 a.m. Pacific Time on December 6, 2002, unless this offer is extended. Please ensure that you receive a confirmation from us after you submit your election form.

        If you have questions about the Offer to Exchange Certain Outstanding Options or the Election Concerning Exchange of Stock Options form, please direct your question to Dorene Hayes, Stock Administrator at (408) 654-6618, or me at (408) 654-6685.

Sincerely,
Mika Murakami Treasurer

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  EXHIBIT (a)(1)(viii)